Exhibit 10.20.1

THREE GATEWAY - OFFICE LEASE

SUMMARY OF SELECTED MATTERS

LANDLORD:	DMB PROPERTY VENTURES LIMITED PARTNERSHIP

TENANT:	MESA AIR GROUP, INC.

The Premises:	Suite 700

Area of the Premises:	Approximately 21,003 rentable square feet

The Term:	Ten (10) years

Commencement and Expiration Dates:	November 1, 1998 and October 31, 2008

Tenant’s Proportionate Share:	9.70%

Expense Stop:	1998 Base Year

Base Rent:	Years 1 - 3	$23.00 per rentable square foot per year
$483,069.00 annually; $40,255.75 monthly;
	Years 4 - 7	$25.00 per rentable square foot per year
$525,075.00 annually; $43,756.25 monthly;
	Years 8 - 10	$27.00 per rentable square foot per year
$567,081.00 annually; $47,256.75 monthly

Tenant’s address for pre-occupancy notices:

2325 East 30th Street
Farmington, New Mexico 87401
(505) 326-4485 fax

Landlord’s address for payment of rent:

410 North 44th Street, Suite 250
Phoenix, Arizona 85008
(602) 244-0569 fax

Tenant Improvement Allowance:	$10.00 per usable square foot

Security Deposit:	N/A

Description of Tenant’s Business on the Premises:

General Office

Name of Guarantors:	N/A

THIS SUMMARY IS FOR PURPOSES OF CONVENIENCE, AND IS NOT PART OF THE LEASE ITSELF

TABLE OF CONTENTS

1. TERM AND POSSESSION	1

2. RENT	3

3. SECURITY DEPOSIT AND GUARANTIES	4

4. USE	4

5. TAXES	5

6. PARKING AND COMMON USE AREAS	6

7. OPERATING COSTS, REAL PROPERTY TAXES AND UTILITIES	6

8. CONSTRUCTION, DELIVERY, AND CONDITION	9

9. REPAIR AND MAINTENANCE	10

10. ALTERATIONS AND PERSONAL PROPERTY	10

11. CERTAIN RIGHTS RESERVED BY LANDLORD	11

12. DAMAGE TO PROPERTY; INJURY TO PERSONS; INSURANCE	11

13. FIRE AND CASUALTY	12

14. CONDEMNATION	13

15. ASSIGNMENT AND SUBLETTING; SALE BY LANDLORD	13

16. ESTOPPEL CERTIFICATE	14

17. LANDLORD’S REMEDIES	14

18. NOTICES	15

19. SUBORDINATION	16

20. GENERAL PROVISIONS	16

21. SIGNAGE	17

22. SATELLITE DISH	17

23. GENERATOR	18

EXHIBITS

EXHIBIT “A” - Legal Description

EXHIBIT “B” - Premises

EXHIBIT “C” - Tenant Improvements

EXHIBIT “D” - Building Rules and Regulations

EXHIBIT “E” - Early Access Indemnity Agreement

EXHIBIT “F” - Letter of Credit

THREE GATEWAY OFFICE LEASE

THIS LEASE is made this      day of October, 1998, by and between DMB PROPERTY VENTURES LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and MESA AIR GROUP, INC., a Nevada corporation (“Tenant”).

Landlord hereby leases to Tenant and Tenant leases from Landlord for the term and upon the conditions and agreements set forth in this Lease a portion of the real property described on Exhibit “A”, as illustrated by cross-hatching or otherwise on the plan attached as Exhibit “B”, consisting of 21,003 rentable square feet of space (the “Premises”) known as Suite 700 in Three Gateway (the “Building”) on the 7th floor. The address of the Building is 410 North 44th Street, Phoenix, Arizona 85008.

The rentable square footage of the Premises has been measured in accordance with the most recent standards established by the Building Owners and Managers Association (BOMA) for the measurement of rentable square footage of office space.

1. TERM AND POSSESSION

(a)        Except as otherwise expressly provided in this Lease, the term of this Lease, and Tenant’s obligation to pay rent, shall be for a period of one hundred twenty (120) months (the “Lease Term”), commencing on the Commencement Date. For purposes of this Lease, the Commencement Date shall be the earlier of (i) sixty (60) days after the issuance of a City of Phoenix building permit, provided Landlord’s construction obligations under this Lease are substantially completed, or (ii) the date upon which Tenant begins its business operation in the Premises. Upon request of either party after the term has commenced, Landlord and Tenant shall jointly execute a memorandum confirming the Commencement Date. The Anticipated Commencement Date is November 1, 1998. Notwithstanding anything to the contrary contained herein, Landlord shall allow Tenant access to the Premises at least fourteen (14) days prior to the Commencement Date (“Early Access”) in order to install Tenant’s equipment, furnishings and trade fixtures, it being acknowledged that any occupancy of the Premises for such purposes shall not trigger the Commencement Date or the payment of rent. Tenant shall not be entitled to Early Access unless Tenant has complied with the Early Access Indemnity Agreement, the form of which is attached hereto as Exhibit “E”.

(b)        Upon the termination or expiration of this Lease or upon the termination of Tenant’s right of possession, whether by lapse of time or otherwise, Tenant shall at once surrender possession of the Premises to Landlord and remove all of Tenant’s property as provided in Article 10.

(c)        Tenant shall have no right to hold over after the expiration of the term of this Lease without Landlord’s consent. If, with Landlord’s consent, Tenant holds over after the expiration of this Lease, Tenant shall become a tenant from month to month only, upon all of the terms of this Lease except that the amount of the Base Rent shall be increased to an amount equal to 125% of the Base Rental Rate in effect immediately prior to the expiration.

(d)	OPTION TO EXPAND

Provided no Event of Default exists under this Lease after any applicable cure period has expired, Tenant shall have a single option (“Expansion Option”) to expand the Premises into any available additional space in the Building, except any space that is subject to renewal by a current tenant, or any space that is subject to options, rights of first refusal or offer, or similar rights in effect at the time of Tenant’s notice to Landlord, for a term coterminous with this Lease, on the terms set forth in this Article 1(d) and otherwise set forth in this Lease, except that the Tenant Improvement Allowance (as herein defined) shall be prorated based on the number of months remaining in the Lease Term. The

Expansion Option may be exercised with one hundred twenty (120) days prior written notice to Landlord. Tenant’s obligation to pay rent on the expansion space shall commence on the earlier of (i) the date upon which an architect certifies to Tenant that Landlord’s construction obligations under this Lease with respect to such expansion space are substantially complete or (ii) the date upon which Tenant begins its business operation in the expansion space. Tenant acknowledges that Landlord will require a minimum of one hundred twenty (120) days after lease documents are executed to substantially complete the tenant improvements in the expansion space.

(e)	RIGHT OF FIRST OFFER

Provided no Event of Default exists under this Lease after any applicable cure period has expired, Tenant shall have a right of first offer to lease any contiguous available space in the Building during the initial Lease Term. If Landlord desires to offer for lease any such contiguous available space, Landlord shall so notify Tenant in writing, which notice (the “First Offer Notice”) shall also include the new Base Rent amount for such space (calculated in accordance with this Article 1(e)). Tenant shall have five (5) business days following receipt of the First Offer Notice to notify Landlord of its intention to lease such space, which notice of intent from Tenant (the “Notice of Intent”) shall be irrevocable. If Tenant gives such Notice of Intent, the terms of such lease with respect to the expansion space shall be the same terms and conditions as this Lease (including without limitation the same initial Lease Term expiration date and Extension Term), except that the Base Rent for such space shall be equal to the average prevailing Base Rent per rentable square foot in the Building. Notwithstanding anything to the contrary herein, if there is less than five (5) years remaining in the initial Lease Term, then the Tenant Improvement Allowance for such contiguous space shall be prorated based on the number of months remaining in the initial Lease Term. If Tenant fails to give the Notice of Intent within five (5) business days following receipt of Landlord’s First Offer Notice, then the right set forth in this Article 1(0 shall automatically terminate and Landlord shall be free to market such space to potential tenants, with no further obligation to re-offer such space to Tenant.

(f)	RIGHT OF FIRST REFUSAL

Provided no Event of Default exists under this Lease after any applicable cure period has expired, Tenant shall have a continuing right of first refusal (the “Right of Refusal”) to lease any space on the 6th or the 8th floors of the Building which is available during the Lease Term (a “Right of Refusal Space”). Landlord shall offer any Right of Refusal Space to Tenant on the same terms and conditions as those proposed to and accepted by an interested third party (inclusive of a tenant improvement allowance, base year and rental rate) pro rated to reflect a coterminous lease. Tenant shall have two (2) business days after receipt of Landlord’s written notice in which to exercise the Right of Refusal. If Tenant has not responded to Landlord within such 2-day period, then Tenant shall be deemed to have elected not to exercise the Right of Refusal. If Tenant elects not to exercise the Right of Refusal, then Landlord shall have one hundred eighty (180) days during which to execute a lease with any third party for the Right of Refusal Space at materially the same terms offered to Tenant without again offering such the Right of Refusal Space to Tenant. Notwithstanding anything to the contrary herein, if Tenant exercises its Right of First Refusal prior to June 30, 1999, the terms shall be on the same terms and conditions as set forth in this Lease.

The parties acknowledge and agree that if Tenant exercises any of the options set forth above, this Lease shall be amended, as of the date of the exercise of option to reflect the exercise of such option. Notwithstanding anything set forth herein to the contrary, if Tenant exercises the Right of First Refusal, Right of First Offer or Option to Expand during months 85 to 120 of the Lease Term, then Tenant also must exercise its Option to Extend by the Option Exercise Date as set forth in Article 1(g) hereof.

(g)          OPTION TO EXTEND

Provided no Event of Default exists under this Lease after any applicable cure period has expired, Tenant shall have the option to extend the Lease Term for two (2) additional terms of sixty (60) months each (each such term to be referred to herein as an “Extension Term”). Tenant shall exercise each option by giving Landlord notice (the “Option Exercise Notice”) of exercise no earlier than three hundred sixty-five (365) days and no later than one hundred eighty (180) days prior to the expiration date of the Initial Lease Term or the then-expiring Extension Term, as applicable (the “Option Exercise Date”). If Tenant elects to extend the Initial Lease Term or any Extension Term of this Lease, such Extension Term shall be upon and subject to all of the terms, covenants and conditions of this Lease, except:

The Base Rent per rentable square foot during each Extension Term shall be the greater of (a) the Base Rent per rentable square foot in effect immediately prior to the expiration of each Extension Term or (b) a rate equal to ninety-five percent (95%) of the average prevailing Base Rent per rentable square foot in the Building (on leases with a five (5) year term) for all new leases executed during the six (6) month period immediately preceding the Option Exercise Notice (“Comparable Leases”). If there were no leases executed in the Building during such six (6) month period, then Comparable Leases in the twelve (12) months prior to the date of the Option Exercise Notice will be used to determine the average prevailing Base Rent per rentable square foot in the Building. The average prevailing Base Rent shall be reduced by concessions then being offered or granted by Landlord to tenants in the Building, including free or deferred rents and moving allowances, and tenant improvement allowances for renewing Tenants only. Upon request by Tenant, not less than thirty (30) days prior to the Option Exercise Date, prior to the expiration of the Lease Term, Landlord shall give Tenant notice of the average prevailing Base Rent per rentable square foot. If Tenant fails to exercise its option to extend hereunder by the Option Exercise Date, then the option set forth in this Article 1(g) shall automatically terminate and Landlord shall be free to market the Premises to potential tenants.

Refurbishment Allowance. Landlord will provide a refurbishment allowance of $3.00 per usable square foot at the beginning of each Extension Term.

(h)          OPTION TO TERMINATE.

Notwithstanding anything to the contrary in this Lease, Tenant shall have the option to terminate this Lease, effective as of the end of the sixtieth (6001) month of the Lease Term, on the terms set forth in this Article 1(h). To exercise such option, Tenant shall give notice to Landlord of such termination no later than the end of the forty-eighth (48111) month of the Lease Term, which notice shall be irrevocable. If such notice is given, Tenant shall pay to Landlord no later than thirty (30) days prior to the termination date, as consideration for exercise of this termination right, an amount equal to the unamortized amount of tenant improvement costs and that portion of the leasing commissions attributable to the second five (5) year period of the Lease Term, plus at a return of 12% per annum on such amounts. If Tenant fails to give timely notice to Landlord of such termination in accordance with this Article 1(h), Tenant shall be conclusively deemed to have forever waived such right to terminate this Lease.

2. RENT

(a)        Base Rent. Tenant shall pay to Landlord during the term of this Lease at the office of Landlord or at such other place as Landlord may designate, without notice, demand, deduction or set-off, in equal monthly installments in advance on the first day of each calendar month, Base Annual Rent in the amount of:

Years 1 - 3	$23.00 per rentable square foot per year $483,069.00 annually; $40,255.75 monthly
Years 4 - 7	$25.00 per rentable square foot per year $525,075.00 annually; $43,756.25 monthly
Years 8 - 10	$27.00 per rentable square foot per year $567,081.00 annually; $47,256.75 monthly

In the event the Commencement Date does not occur on the first day of a calendar month, Tenant shall pay rent on the Commencement Date for the fractional month on a pro rata basis.

(b)        Nature of Payments. All sums required to be paid by Tenant under this Lease, whether or not so designated, are rent.

(c)        Late Charges and Interest. Any amount due from Tenant to Landlord which is not paid when due shall bear interest at three percent (3%) in excess of the prime rate as established from time to time by Bank One or its successor in interest (the “Default Rate”) from the due date until paid, but the payment of such interest shall not excuse or cure any default by Tenant under this Lease. In addition, any rent or other payment not paid within ten (10) days of its due date shall be subject to five percent (5%) late charge representing the additional costs and burdens of special handling. Notwithstanding anything to the contrary contained herein, if payment of any monetary obligation payable hereunder is received late more than twice in any twelve (12) month period, then Tenant shall have ten (10) days after notice of nonpayment is received to cure such late payment before the late fee is assessed.

3. SECURITY DEPOSIT AND GUARANTIES

Concurrently with the execution of this Lease, Tenant shall guaranty their performance by posting a Letter of Credit in the form of Exhibit “F”, in the amount of $400,000. The Letter of Credit shall be released at the end of the second (2nd) year of the Lease Term, provided that no Event of Default exists after any applicable cure period has expired, and no Event of Default has ever existed after any applicable cure period has expired under any provision of this Lease.

4. USE

(a)        Tenant shall not use or occupy the Premises for any purpose other than general office purposes without Landlord’s prior written consent. Tenant shall maintain, at all times, an average density no greater than one (1) person for each two hundred (200) rentable square feet of the Premises.

(b)        Tenant shall:

(i)      Not use or permit upon the Premises anything that would invalidate any policies of insurance now or hereafter carried on the Premises or that will increase the rate of insurance on the Premises or the Building;

(ii)      Pay all additional insurance premiums which may be caused by any use which Tenant shall make of the Premises other than the permitted use described in 4(a) above;

(iii)      Not in any manner deface or injure the Premises other than ordinary wear and tear and damage caused by a casualty or overload any floor of the Premises;

(iv)      Not do anything or permit anything to be done upon the Premises in any way creating a nuisance, or unreasonably disturbing any other lessee in the Building or injuring the reputation of the Building, including, without limitation, the playing of music audible outside the Premises and the placement of signs in or displayed through any window or door;

(v)      Intentionally omitted;

(vi)      Not use the Premises for lodging or sleeping purposes;

(vii)      Not commit or suffer to be committed any waste upon the Premises;

(viii)      Not violate any recorded restriction or covenant affecting the Building, nor use the Premises for any purpose which would be in violation of any exclusive rights or use granted to other tenants in the Building. Landlord shall not grant exclusive rights which would prohibit Tenant from using the Premises for the purposes stated in Article 4(a) above.

(c)        Tenant, at Tenant’s expense, shall comply with all present and future federal, state and local laws, ordinances, orders, rules and regulations (collectively, “Laws”), and shall procure all permits, certificates, licenses and other authorizations required by applicable Law relating to Tenant’s business or Tenant’s use or occupancy of the Premises or Tenant’s activities on the Premises. Tenant shall make all reports and filings required by applicable Laws. Tenant shall defend, indemnify and hold harmless Landlord and Landlord’s present and future officers, directors, employees, partners and agents from and against all claims, demands, liabilities, fines, penalties, losses, costs and expenses, including but not limited to costs of compliance, remedial costs, and reasonable attorneys’ fees, arising out of or relating to any failure to Tenant to comply with applicable Laws. Without limiting the foregoing, Tenant shall comply with all applicable Laws relating to environmental matters, and shall defend, indemnify and hold harmless Landlord and Landlord’s present and future officers, directors, employees, partners and agents from and against all claims, demands, liabilities, fines, penalties, losses, costs and expenses, including but not limited to costs of compliance, remedial costs, clean-up costs and reasonable attorneys’ fees, arising from or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant or hazardous or toxic material, substance or matter from, on or at the Premises or the Building as a result of any act or omission on the part of Tenant. Tenant’s indemnification obligations shall survive the expiration or termination of this Lease.

Landlord, at Landlord’s expense, shall comply with all present and future federal, state and local laws, ordinances, orders, rules and regulations (collectively, “Laws”) applicable to this Lease, and shall procure all permits, certificates, licenses an other authorizations required by applicable Laws relating to Landlord’s business. Landlord shall make all reports and filings required by applicable all Laws. Landlord shall defend, indemnify and hold harmless Tenant and Tenant’s present and future officers, directors, employees, partners and agents for, from and against all claims, demands, liabilities, fines, penalties, losses, costs and expenses, including but not limited to costs of compliance, remedial costs, and reasonable attorneys’ fees, arising out of or relating to any failure of Landlord to comply with applicable Laws. Without limiting the foregoing, Landlord shall comply with all Laws relating to Hazardous Materials and shall defend, indemnify and hold harmless Tenant and Tenant’s present and future officers, directors, employees, partners and agents for, from and against all claims, demands, liabilities, fines, penalties, losses, costs and expenses, including but not limited to costs of compliance, remedial costs, clean-up costs and reasonable attorneys’ fees, arising from or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Materials from, on or at the Premises or the Building as a result of any act or omission on the part of Landlord. Landlord’s indemnification obligations shall survive the expiration or termination of this Lease.

5. TAXES

(a)        Tenant shall pay, prior to delinquency, all taxes assessed against or levied upon Tenant’s fixtures, furnishings, equipment and other personal property located in or upon the Premises. Tenant shall cause the fixtures, furnishings, equipment and other personal property to be assessed and billed separately from the real property of which the Premises form a part. In the event any or all of Tenant’s fixtures, furnishings, equipment and other personal property shall be assessed and taxed with the real property, Tenant shall pay to Landlord Tenant’s share of the taxes within ten (10) days after delivery to Tenant by

Landlord of a statement in writing setting forth the amount of the taxes applicable to Tenant’s personal property.

(b)        Tenant shall, simultaneously with the payment of any sums required to be paid under this Lease as rent, additional rent or otherwise, reimburse Landlord for any sales, use, rental, transaction privilege or other excise tax imposed or levied on, or measured by, the amount paid.

6. PARKING AND COMMON USE AREAS

All parking areas, parking structures, access roads, driveways, pedestrian sidewalks and ramps, landscaped areas, drainage facilities, exterior lighting, signs, courtyards, corridors, elevators (if any), entryways, public restrooms, and other areas and improvements provided by Landlord for the general use in common of tenants, their officers, agents, employees, customers and other invitees (all of which are referred to as “common facilities”) shall at all times be subject to the exclusive control and management of Landlord, and Landlord shall have the right from time to time to modify, enlarge or eliminate common facilities and to establish, modify and enforce reasonable rules and regulations with respect thereto. Without limiting the foregoing, Landlord may designate separate or combined parking areas for visitors, tenants and employees.

Landlord agrees at all time during the Lease Term to provide the following parking spaces to Tenant at their associated monthly costs:

thirteen (13)	covered reserved spaces in the parking structure adjacent to the Building free of charge for the Lease Term,
sixty-four (64)	covered unreserved spaces free of charge in years 1 — 3 of the Lease Term, and at $30.00 per space per month in years 4 — 10 of the Lease Term, and
twenty-nine (29)	uncovered unreserved spaces free of charge for the Lease Term.
Landlord shall determine the location of said spaces and may re-assign said spaces from time to time, as Landlord deems necessary.

If Tenant exercises its option(s) to expand hereunder, Landlord shall provide parking for any such expansion space at the following ratios and associated monthly rates:

covered reserved	.51 spaces per 1,000 usable square feet at $40.00 per space per month
covered unreserved	2.54 spaces per 1,000 usable square feet at $30.00 per space per month
uncovered unreserved	.81 spaces per 1,000 usable square feet at $20.00 per space per month.

7. OPERATING COSTS, REAL PROPERTY TAXES AND UTILITIES

(a)        Tenant shall pay Tenant’s pro rata share of all of the Building’s operating cost, but only to the extent the Building’s operating cost exceeds the, actual operating costs incurred in the calendar year 1998 (the “Expense Stop”). The Building’s operating cost consists of those costs and expenses directly associated with managing, operating, maintaining and repairing the office building containing the Premises and the associated parking facilities, grounds and common facilities, including all electrical, heating, ventilating, air conditioning, plumbing and other building systems; exterior and interior water features; utilities; fire and extended coverage insurance; window cleaning; janitorial services; energy management costs; real property taxes and general and special assessments; assessments and other amounts legally payable to the property owner’s association created under the restrictive covenants to which the Building is subject; wages, salaries and employee benefits of persons performing services in connection with the Building; parking lot and parking structure sweeping, sealing, patching, restriping, repair and maintenance; property management fees not to exceed five percent (5%) of gross revenues; public liability and property damage insurance; supplies, materials, tools, parts, and equipment; equipment rental charges; bookkeeping, accounting, legal and other professional charges and expenses;

fees for permits and licenses; administrative expenses; taxes other than real property taxes; service and maintenance contracts; signage; and landscaping.

Notwithstanding the foregoing, the Building’s operating costs shall not include the following:

(i)	Any costs or expenses for which Landlord is reimbursed .or indemnified (whether by an insurer, condemnor, tenant or otherwise);
(ii)	Overhead and administrative costs of Landlord not directly incurred in the operation and maintenance of the Building;
(iii)	Depreciation or amortization of the Building or its contents or components;
(iv)	Capital expenditures, except those incurred for the reduction of operating costs;
(v)	Expenses for the preparation of space or other work which Landlord performs for any tenant or prospective tenant of the Building;
(vi)	Expenses for repairs or other work which is caused by fire, windstorm, casualty or any other insurable occurrence, except costs subject to Landlord’s insurance deductible;
(vii)	Expenses incurred in leasing or obtaining new tenants or retaining existing tenants, including leasing commissions, legal expenses, advertising or promotion;
(viii)	Legal expenses incurred in enforcing the terms of any lease;
(ix)	Interest, amortization or other costs, including legal fees, associated with any mortgage, loan or refinancing of the Building or any common areas;
(x)	Expenses incurred for any necessary replacement of any item to the extent that it is covered under warranty;
(xi)

The cost of any item or service which Tenant separately reimburses Landlord or pays to third parties, or that Landlord provides selectively to one or more tenants of the Building, other than Tenant, whether or not Landlord is reimbursed by such other tenant(s). This category shall include the actual cost of any special electrical, heating, ventilation or air conditioning required by any tenant that exceeds normal building standards or is required during times other than the business hours stated in this Lease;

(xii)	Accounting and legal fees relating to the ownership, construction, leasing, sale or any litigation relating to the Building, or any common areas;
(xiii)	Any interest or penalty incurred due to the late payment of any operating costs;
(xiv)	The cost of correcting defects in the construction of the Building or any common areas; provided, however, that repairs resulting from ordinary wear and tear shall not be deemed to be defects;
(xv)	The initial cost of tools and small equipment used in the operation and maintenance of the Building, and any common areas which exceeds the cost of $1,000 per year in the aggregate;
(xvi)

The initial cost or the replacement cost of any permanent landscaping or the regular landscaping maintenance for any property other than the land upon which the Building is located, unless associated with fees or charges arising from or in connection with any governing association or the vested owners for the Building;

(xvii)

The cost of correcting any applicable building or fire code violation(s) or any other applicable law relating to the Building, or any common areas, or the cost of any penalty or fine incurred for noncompliance with the same;

(xviii)

Any costs incurred to test, survey, cleanup, contain, abate or remove any environmental or hazardous waste or materials, including asbestos containing materials from the Building or any common areas or to remedy any breach or violation of any environmental laws;

(xix)	Any personal property taxes of the Landlord for equipment or items not used directly in the operation or maintenance of the Building, nor connected therewith;
(xx)

All expenditures pertaining to administration of the Building or any common areas including payroll and payroll-related expenses associated with administrative and clerical personnel; general office expenditures; other administrative expenditures (including expenditures for travel, entertainment, dues, subscriptions, donations, data processing, errors and omissions insurance, automobile allowances, political donations and professional fees of any kind) unless specifically enumerated as the Building’s operating costs;
(xxi)	Rentals and other related expenses, if any, incurred in leasing capital items;
(xxii)	Any costs or expenses for sculpture, paintings, or other works of art, including, costs incurred with respect to the purchase, ownership or leasing of such works of art;
(xxiii)	Contributions to operating costs reserves;
(xxiv)	The cost of overtime or other expense to Landlord in performing work expressly provided in this Lease to be borne at Landlord’s expense;
(xxv)	All expenses directly resulting from the negligence or willful misconduct of the Landlord, its agents, servants or other employees;
(xxvi)	All bad debt loss, rent loss, or reserve for bad debt or rent loss;
(xxvii)	Any amount paid to an entity related to Landlord which exceeds the amount that would be paid for similar goods or services on an arms-length basis between unrelated parties;
(xxviii)	Salaries of employees above the grade of building superintendent, building manager or property manager;
(xxix)	The portion of employee expenses which reflects that portion of such employee’s time which is not spent directly and solely in the operation of the property;
(xxx)	Business interruption insurance and rental value insurance;
(xxxi)

The operating expenses incurred by Landlord relative to retail stores, hotels and any specialty service in the Building or on the property, except to the extent that such uses share in the cost of operating expenses of the Building or property; and

(xxxii)

Property management fees exceeding five (5%) of gross revenues, provided that the Expense Stop shall include property management fees calculated at the same rate as the year for which the Tenant is being assessed.

On the first day of each month Tenant shall pay a monthly advance charge on account of Tenant’s pro rata share of the Building’s operating cost in excess of the Expense Stop. The amount of the monthly charge shall be established by Landlord and may be adjusted from time to time by Landlord to reflect Landlord’s estimate of current and anticipated cost. Within 120 days after the end of each fiscal year as established for the Building by Landlord, Landlord shall provide to Tenant a reasonably detailed summary of the actual operating costs showing Tenant’s actual share and the amount by which Tenant has overpaid or underpaid. Any overpayment shall be credited to Tenant’s account. Any deficiency shall be payable within ten (10) days after receipt of the statement. In the alternative, Landlord may, at its option during all or part of the Lease Term, bill Tenant for its pro rata share of operating cost in excess of the Expense Stop, in arrears, based on actual costs as they are incurred, in which case Tenant shall pay the invoice within ten (10) days after receipt.

(b)        Tenant’s Right to Audit. Tenant shall have the right, at its own cost and expense, to audit and/or inspect Landlord’s records at the location of Landlord’s financial records, not more that once in any Lease year, with respect to Operating Costs, Real Property Taxes and Utilities payable by Tenant under this Lease for any Lease year. Tenant shall give Landlord not less that thirty (30) days written notice of its intention to conduct any such audit. If such audit discloses that the amount paid by Tenant as operating costs for the Lease years under consideration has been overstated by more than three percent (3%), then, in addition to rebating to Tenant the overcharge, Landlord shall also reimburse Tenant for the reasonable costs incurred by Tenant in conducting the audit and/or inspection.

(c)        Tenant’s pro rata share of the Building’s operating cost shall be that proportion that the rentable area of the Premises bears to the total rentable area of all rentable area in the Building. The operating cost for the fiscal year in which this Lease commences or terminates shall be apportioned so that Tenant shall not be responsible for costs that relate to periods prior to or subsequent to the term of this Lease except any period of holding over. Rentable area shall be measured according to BOMA standards as approved July 31, 1980.

(d)        Tenant shall be solely responsible for the cost of any heating, ventilation or air conditioning provided to the Premises at Tenant’s request outside of normal business hours, measured at an hourly rate reasonably established by Landlord and billed to Tenant from time to time by Landlord. Normal business hours for the Building are from 7:00 a.m. to 6:00 p.m. on Monday through Friday, and 8:00 a.m. to 12:00 p.m. on Saturday, excluding holidays.

“Excess Consumption” means the consumption of electrical current, heat or cooling in excess of that which would be provided to the Premises other than during the foregoing business hours. If Tenant shall require water, heating, cooling, air or electric current which will result in Excess Consumption, Tenant shall first procure the consent of Landlord to the use thereof, and Landlord may cause separate meters to be installed to measure Excess Consumption or establish another basis for determining the amount of Excess Consumption. Tenant covenants and agrees to pay for the cost of the Excess Consumption based on Landlord’s actual cost, plus any additional expense incurred in installing meters or keeping account of the Excess Consumption, at the same time as payment of the Base Rent is made. Tenant further agrees to pay Landlord the cost, if any, to upgrade existing mechanical, electrical, plumbing and air facilities, if required to provide Excess Consumption, upon receipt of a statement therefor. Excess Consumption costs will not be an Operating Cost for purposes of Article 7.

8. CONSTRUCTION, DELIVERY, AND CONDITION

(a)        If delivery of possession of the Premises to Tenant is delayed beyond the anticipated Commencement Date because of a delay in the completion of construction of the Premises by Landlord or because of a failure of an existing tenant to surrender possession of the Premises to Landlord, then this Lease shall remain in full force and effect, Landlord shall not be liable to Tenant for any damage occasioned by delay, and the Commencement Date shall be changed to the date actual delivery of possession to Tenant is effected. Notwithstanding the foregoing, if delivery of possession is delayed more than sixty (60) days after the anticipated Commencement Date as set forth in Article 1(a), Tenant, by written notice to Landlord, may terminate this Lease prior to taking possession, and upon such termination any security deposit shall be refunded and both Landlord and Tenant shall be released of all further obligation.

(b)        Landlord shall construct improvements in the Premises in accordance with the plans and specifications attached as or identified in Exhibit “C”. If no Exhibit “C” is attached, Tenant accepts the Premises AS IS. Landlord has no obligation to design or construct improvements or to make alterations in the Premises except as specifically set forth in Exhibit “C”. Tenant shall pay to Landlord upon the Delivery Date the amount by which the cost of the work performed by Landlord exceeds $10.00 per usable square foot (the “Tenant Improvement Allowance”), and shall pay, in addition, for any increases in costs resulting from changes in the approved plans and specifications made at Tenant’s request, provided Tenant has approved in advance of such cost increases. The cost of the work performed shall include all aspects of the improvements, including but not limited to, all architectural (including space planning), engineering, and permit fees, corridor and directory signage, actual construction labor and materials, contractors general conditions, overhead and profit, and Landlord’s prestocked materials. Tenant shall make said payment, if any, to Landlord within ten (10) business days after receipt of Landlord’s invoice for said payment. Any changes in the approved plans and specifications shall be subject to approval by both Landlord and Tenant. Any defects in construction performed by Landlord shall automatically be waived unless specified in a written punchlist delivered to Landlord within ten (10) days after Tenant takes possession. Landlord shall promptly correct all defects set forth in the punchlist.

(c)        Moving Allowance. If there remains any unused Tenant Improvement Allowance up to $20,000, Tenant may use such amount for relocation costs. Landlord will reimburse Tenant for its out-of-pocket relocation costs within thirty (30) days after the Commencement Date and copies of paid receipts provided to Landlord.

(d)        7th Floor Elevator Lobby and Common Corridors. On or before the Commencement Date, Landlord will, at its sole cost and expense, replace the 7th Floor elevator lobby and common corridor carpet and wallcovering with building standard finishes and repaint the painted portions of the 7th Floor elevator lobby and common corridor ceiling.

9. REPAIR AND MAINTENANCE

(a)        Tenant shall maintain the interior of the Premises in good condition and repair except that Landlord shall provide normal janitorial service five nights per week. If Tenant does not perform necessary repairs and maintenance, Landlord may, but need not, make necessary repairs and replacements, and Tenant shall pay Landlord the cost upon demand.

(b)        Subject to the provisions of Article 7, Landlord shall repair and maintain the common facilities, all building systems (electrical, heating, ventilation, air conditioning and plumbing), plate glass, and the roof, exterior and structural elements of the Building, and shall provide normal janitorial services. Landlord shall not be responsible to make any repairs or perform any maintenance unless written notice of the need for such repairs or maintenance is given by Tenant. In the event that any repair that is Landlord’s obligation is not performed by Landlord as soon as possible but in all events within ten (10) days of written notice from Tenant, then Tenant may perform such repair at Landlord’s cost and Landlord shall reimburse Tenant for such cost within thirty (30) days after receipt of a paid invoice from Tenant. Except in the case of a fire or casualty as provided in Article 13, there shall be no abatement of rent and no liability of Landlord by reason of any entry to the Premises, interruption of services or facilities, temporary closure of common facilities, or interference with Tenant’s business arising from the making of any repairs or maintenance.

Landlord shall not be liable for damages or otherwise in the event of any failure or interruption of any utility or service supplied to the Premises or Building by a regulated utility or municipality and no such failure shall entitle Tenant to terminate this Lease. Tenant shall be entitled to a prorata abatement of rent resulting from an interruption of utility or service supplied to the Premises or Building that is within Landlord’s control if and only if Tenant is unable to conduct its business in the Premises or any applicable portion thereof for a period of more than five (5) consecutive days after notice has been given to Landlord of such interruption; Tenant shall not be entitled to any abatement for interruption of utility or service resulting from force majeure events.

10. ALTERATIONS AND PERSONAL PROPERTY

Tenant shall not make or suffer to be made any alterations, additions or improvements to the Premises, which require a building permit, including signs, without the prior written consent of Landlord, which shall not unreasonably be withheld. Landlord may reasonably condition its consent upon provision of a payment bond, in amount and form reasonably satisfactory to Landlord, covering the work to be done by Tenant’s contractor. Except at expressly provided herein, any alterations, additions or improvements to the Premises, including signs, but not including movable furniture and trade fixtures, shall upon installation become a part of the realty and belong to Landlord. Tenant shall not install any antenna, satellite dish or other fixture or equipment on the roof or in the common facilities, except as provided in Article 22 herein. In the event Landlord consents to the making of any alterations, additions or improvements to the Premises by Tenant, they shall be made by Tenant at Tenant’s sole cost and expense and any contractor or person selected by Tenant to perform the work must first be approved in writing by

Landlord, which approval shall not be unreasonably withheld. Tenant shall not permit any mechanic’s or materialmen’s lien to stand against the Premises for any labor or materials provided to the Premises by any contractor or other person hired or retained by Tenant. Tenant shall cause any such lien to be discharged (by bonding or otherwise) within ten (10) clays after demand by Landlord, and if it is not discharged within ten (10) days, Landlord may pay or otherwise discharge the lien and immediately recover all amounts so expended from Tenant as additional rent. Upon the expiration or sooner termination of the term of this Lease or of Tenant’s right to possession, Tenant shall remove all of its movable furniture and trade fixtures, and, if requested by Landlord, at Tenant’s sole cost and expense, forthwith remove any alterations, additions or improvements made by Tenant which are designated by Landlord to be removed at such time as they are approved by Landlord. Tenant shall, forthwith at its sole cost and expense, repair any damage to the Premises caused by such removal and restore the Premises to a condition reasonably comparable to their condition at the commencement of the Lease.

Notwithstanding any provision to the contrary in this Lease, Tenant will, at its sole cost and expense, remove the UPS system and phone switch upon the expiration or sooner termination of this Lease, and repair any damage to the Premises caused by such removal.

11. CERTAIN RIGHTS RESERVED BY LANDLORD

Landlord shall have the right:

(i)        To change the Building’s name or street address, provided that it is not changed to the name of any other airline company which conducts the same or substantially the same business as being conducted by Tenant from the Premises and Landlord reimburses Tenant for its reasonable actual out-of-pocket costs resulting from any such change;

(ii)        Upon reasonable prior telephonic or personal notice to Tenant, except in the case of an emergency, to enter the Premises either personally or by designated representative at all reasonable times for the purpose of examining or inspecting the same, and showing the same to prospective purchasers; or during the last twelve (12) months of the Lease Term, to exhibit the Premises to prospective lessees. Landlord may not enter the System Dispatch Area, see Exhibit B, without being accompanied by a Tenant representative, except in the case of an emergency;

(iii)        To grant to anyone the exclusive right to conduct any business or render any service in or to the Building, provided such exclusive right shall not operate to exclude Tenant from the use expressly permitted under Article 4.

12. DAMAGE TO PROPERTY; INJURY TO PERSONS; INSURANCE

(a)        Tenant shall defend, indemnify and hold Landlord harmless from any and all claims arising from Tenant’s use of the Premises or the conduct of its business or from any activity, work, or thing done, permitted or suffered by Tenant in the Premises except to the extent caused by Landlord, its agents, employees or contractors. Tenant shall further defend, indemnify and hold Landlord harmless from any and all claims arising from any breach or default in the performance of this Lease by Tenant, or arising from any act or negligence of Tenant, or of its agents or employees, and from all costs, attorneys’ fees, expenses and liabilities incurred as a result of any such claim. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property or injury to persons, in, upon, or about the Premises from any cause, except to the extent caused by Landlord, its agents, employees or contractors, and Tenant hereby waives all claims in respect thereof against Landlord, unless caused by Landlord, its agents, employees or contractors. Landlord shall not be liable for loss of or damage to any property by theft or otherwise, or for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of any building or from the pipes, appliances or plumbing works therein, or from the roof, street or subsurface, or from any other place resulting from dampness or any other cause whatsoever unless Landlord was negligent. Landlord shall not be liable for interference with the natural light. Tenant shall give immediate notice to Landlord of any fire, accident or defect discovered with the Premises.

(b)        Tenant shall maintain fire and extended coverage insurance throughout the term of this Lease in an amount equal to one hundred percent of the replacement value of Tenant’s fixtures, equipment and other personal property located on the Premises together with such other commercially reasonable insurance as may be required by Landlord’s lender or by any government agency. All proceeds of Tenant’s policy of fire and extended coverage insurance shall be payable to Tenant, and all proceeds of policies of insurance procured by Landlord shall be payable to Landlord. Tenant hereby waives any right to recovery from Landlord and Landlord hereby waives any right of recovery from Tenant for any loss or damage (including consequential loss) resulting from any of the perils insured against in the standard form fire insurance policy with extended coverage endorsement. During the term of this Lease, the Tenant shall, at Tenant’s expense, maintain general public liability insurance against claims for personal injury, death or property damage occurring in, upon or about the Premises or in the common areas. The limitation of liability of such insurance shall be not less than One Million Dollars in respect to injury or death of one person and to the limit of not less than One Million Dollars in respect to any one accident and to the limit of not less than Five Hundred Thousand Dollars in respect to property damage. All of Tenant’s policies of liability insurance shall name Landlord as an additional insured, and all policies of insurance or copies thereof required to be carried by Tenant under this Article 12 shall be delivered to Landlord prior to the Commencement Date and thereafter at least thirty days prior to the expiration of the then current policies. Each policy shall contain an endorsement prohibiting cancellation or non-renewal without at least 30 days prior notice to Landlord.

13. FIRE AND CASUALTY

If the Premises are wholly or partially destroyed or damaged by fire or other casualty, Landlord shall restore the Premises with reasonable diligence; provided, however, that Landlord shall have no obligation to restore improvements not originally provided by Landlord or to replace any of Tenant’s fixtures, furnishings, equipment or personal property. Tenant shall promptly replace and restore all of Tenant’s fixtures, furnishings and equipment damaged or destroyed by the casualty. Landlord need not commence repairs until insurance proceeds are available. Proceeds of insurance payable with respect to a fire or other casualty shall be received and held by Landlord. In the event all of the Premises are destroyed or damaged by any fire or casualty and in Landlord’s reasonable estimation restoration will require more than ninety days, then either Landlord or Tenant shall have the option to terminate this Lease by giving notice to the other. If a fire or casualty occurs within the last three years of the Lease Term (as extended by any renewal or extension options which have been exercised), or if any portion of the Building other than the Premises is damaged or destroyed by fire or casualty and restoration is expected to require in excess of 45 days, then Landlord may by written notice to Tenant terminate this Lease, provided that Landlord terminates the leases of all other similarly affected tenants. In any case, Landlord shall retain all insurance proceeds paid under Landlord’s insurance policies and Tenant shall retain all insurance proceeds paid under Tenant’s insurance policies. If this Lease is not terminated as provided above, this Lease shall continue in full force and effect, but rent shall abate until the restoration is substantially complete. The provisions of this Lease shall govern when this Lease shall be terminable as a result of a fire or casualty, and no other rule or statute on the subject shall apply.

14. CONDEMNATION

In the event any portion of the Building shall be appropriated or taken under the power of eminent domain, this Lease shall terminate and expire as of the date Tenant is required to vacate the Premises, or, if no portion of the Premises is taken, as of the date designated in a notice from Landlord establishing the date of closure of the Building, provided that Landlord terminates the leases of all other similarly affected tenants. If any portion of the common facilities, excluding the Building, is appropriated or taken under the power of eminent domain, this Lease shall not terminate. All awards or compensation for any taking of any part of the Premises or the Building or common facilities, whether payable to Landlord or Tenant, shall be the sole property of Landlord. Notwithstanding anything to the contrary in this Article, Tenant shall be entitled to receive any portion of an award of compensation relating to damage to or loss of trade fixtures or other personal property belonging to Tenant, and Landlord shall be under no obligation to restore or replace any of Tenant’s furnishings, fixtures, equipment and personal property not included in the tenant improvements. For the purposes of this Article 14, a voluntary sale or conveyance in lieu of condemnation shall be deemed an appropriation or a taking under the power of eminent domain.

15. ASSIGNMENT AND SUBLETTING; SALE BY LANDLORD

(a)        Tenant shall not, either voluntarily or by operation of law, assign, hypothecate or transfer this Lease, or sublet the Premises or any part thereof, or permit the Premises or any part thereof to be occupied by anyone other than Tenant or Tenant’s employees, without the Landlord’s prior written consent, which shall not be unreasonably withheld. Landlord shall be under no obligation to give or withhold consent until all information reasonably required by Landlord has been provided. No hypothecation, assignment, sublease or other transfer to which Landlord has consented shall be effective for any purpose until such time as fully executed documents of such transaction have been provided to Landlord, and, in the case of an assignment, the assignee has attorned directly to Landlord, and in the case of a sublease, the sublessee has acknowledged that the sublease is subject to all of the terms and conditions of this Lease. Any assignment, mortgage, transfer or subletting of this Lease which is not in compliance with the provisions of this Article 15 shall be voidable and shall, at the option of Landlord, terminate this Lease. The consent by Landlord to an assignment or subletting shall not relieve Tenant from obtaining the express written consent of Landlord to any further assignment or subletting or release Tenant from any liability or obligation, whether or not then accrued. Except as provided in this Article, this Lease shall be binding upon and inure to the benefit of the successors and assigns of the parties.

Affiliate.          Landlord’s consent shall not be required with respect to (i) any assignment resulting from a consolidation, merger or purchase of substantially all of Tenant’s assets, (ii) any assignment or sublease to a person who wholly owns Tenant or who wholly owns the person who wholly owns Tenant (either of which shall be referred to as a “Parent”), or to a person who is wholly owned by Tenant or a Parent, or is wholly owned by a person who is wholly owned by Tenant or a Parent, or (iii) any firm which acquires, is acquired by, or merges with, Tenant. Tenant, however, shall notify Landlord of such assignment or sublease within ten (10) days of entering into the agreement with the Affiliate.

Recapture Right.          Landlord shall have rights to recapture the Premises in the event of a sublease of the entire Premises, or to terminate the Lease in the event of an assignment by Tenant, which is not in compliance with the assignment and subletting provisions of the Lease.

(b)        In the event of a sale or conveyance by Landlord of the Premises, Landlord shall be relieved of all future liability upon any of the covenants or conditions, express or implied, in favor of Tenant, and Tenant shall to look solely to Landlord’s successor in interest provided Landlord’s successor in interest assumes the Lease. This Lease shall not be affected by any sale, and Tenant shall attorn to the successor in interest. If any security deposit has been made by Tenant, the successor in interest shall be obligated to return it in accordance with the terms hereof and Landlord shall be discharged from any further liability in reference thereto.

16. ESTOPPEL CERTIFICATE

(a)            Either party shall at any time and from time to time upon not less then fifteen (15) days prior written notice from the other party execute, acknowledge and deliver to the requesting party a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any; (ii) acknowledging that there are not, to such parties knowledge, any uncured defaults on the part of the requesting party hereunder, or specifying such defaults if they are claimed; and (iii) certifying such other matters relating to this Lease as the requesting party may reasonably request. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part.

(b)            Tenant’s failure to deliver a statement within the time prescribed shall constitute a material default by Tenant under this Lease and shall be conclusive upon Tenant (i) that this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) that there are no uncured defaults in Landlord’s performance, and (iii) that not more than one month’s rental has been paid in advance.

17. LANDLORD’S REMEDIES

(a)            Only the following shall constitute Events of Default by Tenant:

(i)        Tenant’s failure to pay rent or any other amount due under this Lease within ten (10) days after notice of nonpayment. Notwithstanding anything to the contrary contained herein, Landlord shall only give Tenant notice of non-payment and ten (10) days from receipt of such notice to cure such non-payment once in any twelve (12) month period before assessing any late fees and/or interest.

(ii)        Tenant’s failure to execute, acknowledge and return an estoppel certificate under Article 16 or a subordination agreement under Article 19, within fifteen (15) days after request.

(iii)        Tenant’s failure to comply with the insurance provisions under this Lease within fifteen (15) days after written notice.

(iv)        Tenant’s failure to perform any other obligation under this Lease within thirty (30) days after notice of nonperformance; provided, however, that if the breach is of such a nature that it cannot be cured within thirty (30) days, Tenant shall be deemed to have cured if cure is commenced promptly and diligently pursued to completion; and provided further, that in the event of a breach involving an imminent threat to health or safety, Landlord may in its notice of breach reduce the period for cure to such shorter period as may be reasonable under the circumstances.

(v)        Tenant abandons the Premises except temporary absence excused by reason of fire, casualty, or other cause wholly beyond Tenant’s control.

(b)            Upon the occurrence of an Event of Default, Landlord, at any time thereafter without further notice or demand may exercise any one or more of the following remedies concurrently or in succession:

(i)        Terminate Tenant’s right to possession of the Premises by legal process or otherwise, with or without terminating this Lease, and retake exclusive possession of the Premises.

(ii)        From time to time relet all or portions of the Premises, using reasonable effort to mitigate Landlord’s damages. In connection with any reletting, Landlord may relet for a period extending beyond the term of this Lease and may make alterations or improvements to the Premises without releasing Tenant of any liability. Upon a reletting of all or substantially all of the Premises, Landlord shall be entitled to recover all of its then prospective damages for the balance of the Lease Term measured by the difference between amounts payable under this Lease and the anticipated net proceeds of reletting. In no event shall Tenant be entitled to receive any amount representing the excess of avails of reletting over amounts payable hereunder.

(iii)        From time to time recover accrued and unpaid rent and damages arising from Tenant’s breach of the Lease, regardless of whether the Lease has been terminated, together with applicable late charges and interest at the Default Rate.

(iv)        Recover all attorneys’ fees and other costs and expenses incurred by Landlord in connection with enforcing this Lease, recovering possession, reletting the Premises or collecting amounts owed.

(v)        Perform the obligation on Tenant’s behalf and recover from Tenant, upon demand, the entire amount expended by Landlord plus 10% for special handling, supervision, and overhead.

(vi)        Pursue other remedies available at law or in equity.

(c)            Upon a termination of Tenant’s right to possession, whether or not this Lease is terminated, subtenancies and other rights of persons claiming under or through Tenant: (i) shall be terminated or (ii) Tenant’s interest shall be assigned to Landlord. Landlord may separately elect termination or assignment with respect to each such subtenancy or other matter.

18. NOTICES

All notices, requests, authorizations, approvals, consents and other such communications shall be in writing and shall be delivered in person, by private express overnight delivery service (freight prepaid), by certified or registered mail, return receipt requested, or by facsimile transmission (confirmed by the recipient), addressed as follows:

To Landlord:	c/o DMB Associates, Inc. 410 North 44th Street, Suite 250 Phoenix, Arizona 85008 (602)244-0569 (fax) (602)244-0500

To Tenant:	2325 East 30th Street Farmington, New Mexico 87401 Attn: Gene Hansen (505)326-4485 (fax) (505)326-4478

Notices shall be deemed to be given or received on the date of actual receipt (or refusal of delivery) at the applicable above-stated address or at such other address as a party may direct from time to time, upon written notice to the other party at least ten (10) days prior to the proposed change of address. Actual notice shall be no substitute for written notice under any provision of this Lease.

19. SUBORDINATION

Landlord expressly reserves the right at any time to place liens and encumbrances on and against the Premises and the Building, superior in lien and effect to this Lease and the estate created hereby, and Tenant shall attorn to the purchaser of the Building under any trustee’s, sheriffs or foreclosure sale. The subordination of this Lease shall be self-operative without the necessity of a written instrument. Tenant shall nevertheless execute within ten (10) days after request a subordination and attornment agreement on the form customarily used by the holder of the lien or encumbrance which subordinates this Lease to the lien or encumbrance, which provides that the holder will recognize Tenant’s rights under this Lease, notwithstanding any foreclosure of the lien or encumbrance, and which requires Tenant to attorn to the purchaser as provided above.

Notwithstanding anything to the contrary contained in this ‘Lease, any subordination of Tenant’s leasehold interest pursuant to the terms of this Article 19 shall be conditioned upon Tenant’s receipt of a written non-disturbance agreement from any ground lessor, mortgagee, trust deed holder, or other third party, to the effect that Tenant’s rights hereunder shall not be disturbed so long as Tenant is not in default beyond any applicable cure period under this Lease.

20. GENERAL PROVISIONS

(a)        This Lease and the obligations of one party hereto shall not be affected or impaired because the other party hereto is unable to fulfill any of its obligations or is delayed in doing so if such inability or delay is caused by reason of any strike, lockout, civil commotion, war-like operations, invasion, rebellion, hostilities, military or usurped power, sabotage, governmental regulations or controls, inability to obtain any material, service or financing, Act of God or other cause beyond the control of the Landlord or Tenant.

(b)        Tenant and its officers, agents, employees, and customers shall comply with the rules and regulations, as shown on Exhibit “D”, established by Landlord and with such modifications and additions as Landlord may hereafter make for the Building; provided, however, that rules and regulations shall not materially abrogate any right or privilege expressly granted to Tenant. Any violation of the rules and regulations shall constitute a breach of this Lease, provided Landlord has given Tenant notice of such violation and the applicable cure period provided under Article 17 has expired.

(c)        The article captions contained in this Lease are for convenience only and shall not be considered in the construction or interpretation of any provision.

(d)        This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreement or understanding pertaining to any matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest.

(e)        Submission of this instrument for examination shall not bind Landlord in any manner, and no Lease or obligations of Landlord shall arise until this instrument is signed and delivered by Landlord and Tenant.

(f)        No rights to light or air over any property, whether belonging to Landlord or any other persons, are granted to Tenant by this Lease.

(g)        No waiver by Landlord of any provision of this Lease or any breach by Tenant hereunder shall be deemed to be a waiver of any other provision hereof, or of any subsequent breach by Tenant of the same or any other provision. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act of Tenant, whether or not similar to the act so consented to or approved. No act or thing done by Landlord or Landlord’s agent during the term of this Lease shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender shall be valid unless in writing and signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys to the Premises prior to the termination of this Lease, and the delivery of the keys to any employee shall not operate as a termination of the Lease or a surrender of the Premises.

(h)        Time is of the essence of this Lease.

21. SIGNAGE

(a)        Suite Entry and Lobby Directory. Landlord will provide, and deduct the cost from the Tenant Improvement Allowance, building standard suite signage for Tenant and its proportionate share of alphabetical listings on the main lobby directory.

(b)        Exterior Sign. Tenant may install its name, at its expense, in one (1) location to be designated by Landlord on the existing monument sign at the exterior of the Building. Tenant’s signs shall be and remain the property of Tenant and Tenant shall remove such signs at the expiration of the Lease or any extended terms thereof at Tenant’s sole cost and expense, which shall include Landlord’s cost to repair any material damage caused by such removal. Tenant shall be solely responsible for repairing any damage to its sign unless such damage is caused by Landlord or its employees or contractors. Tenant’s sign shall comply with all governmental and quasi-governmental laws, rules, regulations, codes, ordinances, and the like respecting such signage, and shall conform to Landlord’s standards for tenant signs on monument signs at the Building. All signs visible from outside the Premises shall be subject to the building standard sign criteria and shall conform with local ordinances and codes. Tenant’s exterior signage rights shall not be transferable in the event of a sublease or assignment.

Notwithstanding anything to the contrary herein, if the area of the Premises is increased to at least 35,000 rentable square feet, Tenant shall have the right to erect a separate monument sign for its exclusive use at the exterior of the Building in a location, to be approved by Landlord and subject to the terms of this Article 21(b). Tenant’s signage right for such separate monument sign shall be surrendered if the area of the Premises is reduced to less than 35,000 rentable square feet.

22. SATELLITE DISH

During the term of this Lease, Tenant, at its expense, but without payment of any rent or license fee to Landlord, shall have the right, subject to all applicable governmental regulations and Landlord’s prior written approval, which shall not be unreasonably withheld or delayed, to place, maintain, repair and replace on the roof of the Building, in a location and manner of installation to be approved by Landlord, which approval shall not be unreasonably withheld, satellite or microwave dishes, in connection with Tenant’s telecommunications and data transmissions network, and to connect the same to the Premises. Tenant shall indemnify and hold Landlord harmless for, from and against any and all costs, damages, liability, or expense (including court costs and reasonable attorney’s fees) in connection with the installation, operation and removal of Tenant’s satellite dish including, without limitation, any damage to the roof or other portions of the Building and any damage or injury to the person or property of tenants, visitors or other third parties. Such satellite dish installed by Tenant shall remain Tenant’s property and shall be removed at or prior to the end of the term of this Lease, at the sole expense of Tenant. If Tenant fails to do so within fifteen (15) days after the termination of this Lease, Landlord may, but shall not be obligated to, perform such removal and restoration at the sole expense of Tenant or Landlord may, at Landlord’s option, deem any such satellite dish to be abandoned. Tenant’s satellite dish shall not interfere with the proper functioning of any presently existing or any future telecommunications equipment on the roof that is owned or will be owned by others at the time of installation or modification (if applicable).

23. GENERATOR

Tenant shall have the right to install and maintain, at its sole cost and expense, a generator on the grounds of the property, in a location to be determined by Landlord, with no additional rental costs.

LANDLORD:		ADDRESS:

DMB PROPERTY VENTURES LIMITED PARTNERSHIP, a Delaware limited partnership		4201 N. 24th Street, Suite 120 Phoenix, Arizona

By: DMB G.P., an corporation

By:	/s/ James C. Hoselton
James C. Hoselton
Its:	Vice President

TENANT:		ADDRESS:

MESA AIR GROUP, INC.		2325 East 30th Street
A Nevada corporation		Farmington, New Mexico 87401

By: /s/ Michael J. Lotz

Its: President & COO

EXHIBIT “A”

Description of Real Property

Lot 5, PHOENIX GATEWAY AMENDED, according to Book 322 of Maps, Page 18, records of Maricopa County, Arizona.

EXHIBIT “B”

Premises

MESA AIR GROUP
SUITE #700
21,282 RSF

7TH FLOOR
7-20-96

KEY PLAN

PHOENIX GATEWAY CENTER
PHASE III OFFICE BUILDING
410 N 44TH STREET PHOENIX, ARIZONA

LB-7

EXHIBIT “C”

Tenant Improvements

7TH FLOOR

GENERAL NOTES:

CornoyerHedrick

2425 East Camelback
Suite 400
Phoenix, Arizona 85016
Telephone 602-381-4848
Facsimile 602-381-4844

NOTE: ARCHITECT'S SEAL APPLIES TO DESIGNATED AREA ONLY.

SMP

AAC

RL/SP

910955.62

PHOENIX GATEWAY CENTER

PHASE III OFFICE BUILDING

410 N 44TH STREET PHOENIX, ARIZONA

MESA AIR

8/28/98 BLDG DEPT REVIEW

ARCHITECTURAL FLOOR PLAN

IA-3

EXHIBIT “D”

BUILDING RULES AND REGULATIONS

1.        No sign, placard, picture, advertisement, name or notice of any kind shall be inscribed, displayed, printed or affixed on or to any part of the outside or inside of the Building, the Premises or the surrounding area without the prior written consent of Landlord. If such consent is given by Landlord, Landlord may regulate the manner of display of the sign, placard, picture, advertisement, name or notice. Landlord shall have the right to remove any such item which has not been approved by Landlord or is being displayed in a non-approved manner without notice to and at the expense of Tenant. Without the written consent of Landlord, Tenant shall not use pictures of the Building in connection with or in promoting or advertising the business of Tenant, except as Tenant’s address, without written permission from the Landlord.

2.        The directory for the Building will be provided exclusively for the display of the name and location of the Tenants only. Landlord reserves the right to exclude any other names therefrom and to charge a reasonable fee for each name other than Tenant’s name, placed upon such directory at the request of Tenant. All approved signs or lettering on doors shall be printed, painted, affixed or inscribed at the expense of Tenant, unless otherwise arranged, by a person approved by Landlord.

3.        The sidewalks, parking areas, halls, passageways, exits, entrances, elevators, toilets and stairways shall not be obstructed by Tenant, its customers, invitees, licensees and guests, and (except for toilets) shall not be used for any purpose other than for ingress to and egress from the Premises. Tenant shall not throw or allow anyone else to throw anything out of doors or down the passageways. Tenant shall not place anything or allow anything to be placed near any window or any glass door, partition or wall which may appear unsightly, in Landlords sole discretion.

4.        The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from a violation of this rule shall be borne by the Tenant who, or whose agents, employees or invitees, shall have caused the same.

5.        Tenant shall not lay linoleum, tile carpet or other similar floor coverings in any manner except as approved by Landlord. The expense of repairing any damage resulting from a violation of this rule or removal of any floor covering shall be borne by Tenant. All interior window coverings must by approved by Landlord and Tenant may not remove or replace existing blinds. Tenant shall not overload the floor of the Premises, shall not mark on or drive nails, drill or screw into the partitions, woodwork or plaster (except as may be incidental to the hanging of wall decorations) or in any way deface the Premises or any part thereof. Tenant shall not allow the installation of telephone wires or electrical wires or circuits, except with Landlords prior approval. The installation of telephones and other office equipment affixed to the Premises shall be installed at the expense of Tenant.

6.        Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy equipment brought into the Building and also the times and manner of moving the same in and out of the Building. Safes or other heavy objects shall, if considered necessary by Landlord, stand on wood strips of such thickness as shall be necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property from any cause and all damage done to the Building by moving or maintaining any such safe or other property shall be repaired at the expense of Tenant. There shall not be used in the Premises or the Building any hand trucks except those equipped with rubber tires and side guards, and should only be used in appropriate areas.

7.        Tenant shall not employ any person or persons, other than the janitor of the Landlord, for the purpose of cleaning the Premises unless otherwise agreed to by Landlord. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness. Landlord shall in no way be responsible to Tenant for any theft or loss of property on the Premises, however occurring, or for any damage done to the effects of Tenant, by or as a result of the acts of the janitor, any other employee or contractor of Landlord, or any other person. Landlord’s janitor service shall only include ordinary dusting, housekeeping and cleaning by the janitor assigned to such work and shall not include moving furniture or other special services. Window cleaning shall be done only by landlord at intervals it deems appropriate. Employees or agents of Landlord shall not be requested to perform any work or do anything outside of their regular duties unless under special instructions from Landlord.

8.        No bicycles, skateboards or similar vehicles, animals or birds shall be brought in or kept in or about the Premises of the Building. No cooking shall be done or permitted by Tenant in the Premises, except preparation with the use of a microwave oven and the preparation of coffee, tea, hot chocolate and similar items for Tenant, its employees, clients and guests will be permitted with the approval of Landlord, which approval will not be unreasonably withheld.

9.        Tenants shall not disturb, solicit, or canvass any occupant of the Building and shall cooperate to prevent the same. Tenant shall not exhibit, sell, or offer to sell, use rent or exchange any item or service in or from the Premises unless ordinarily embraced within Tenant’s use of the Premises specified in the Lease. Peddlers, solicitors and beggars shall be reported to the Landlord. No Tenant shall make or permit to be made any disturbing noises or disturb or interfere with occupants, or with those having business with such occupants of the Building, by the use of any musical instrument, radio phonograph, electronic device, or other devices.

10.      Tenant shall not use or keep in the Building any noxious gas or combustible fluid or use any method of heating or air conditioning other than that supplied by Landlord, nor install or operate machinery, equipment or any mechanical or electrical device of a nature not directly related to Tenant’s ordinary use of the Premises, by reason of safety, odors and/or vibrations, or interfere in any way with other Tenants or occupants conducting business in the Building. Tenant Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the use of the Premises for general office purposes. Tenant shall not conduct any auction or permit any fire sale or bankruptcy sale to be held on the Premises. Tenant shall not occupy or permit any portion of the Premises to be occupied as an office for a public stenographer or typist or for the manufacture or sale of liquor, narcotics or tobacco in any form as a medical office, barber shop, manicure shop or as an employment bureau, except with prior written consent of Landlord. The Premises shall not be used for lodging or sleeping or for illegal purposes.

11.      All keys and access cards to the Building, offices and rooms shall be obtained from Landlord. All duplicate keys needed by Tenant shall be requested from Landlord, who shall provide such keys at reasonable charge. Tenant, upon termination of its tenancy, shall deliver to Landlord the keys and access cards to the Building, offices, and rooms which shall have been furnished. Tenant shall not alter or replace any lock or install any additional locks or any bolts on any door of the Premises without the written consent of Landlord.

12.      Tenant assumes full responsibility for protecting, at all times, the Premises and all personal effects of Tenant, its employees, agents and invitees from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed and secured, and Landlord shall have no liability with respect thereto. Tenant shall see that the doors of the Premises are closed and securely locked before leaving the Building and that all water faucets, water apparatus, and electrical items are shut off before Tenant or Tenant’s employees leave the building. Tenant shall be responsible for any damage to the Building or to other Tenants caused by a failure to comply with this rule.

13.      On Sundays and legal holidays, and on other days during certain hours for which the Building may be closed before or after Normal Business Hours, access to the Building may be controlled through the use of security personnel and/or security devises. Such personnel will have the right to demand of any and all persons seeking access to the Building proper identification to determine if they have the right of access to the Premises. Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of bomb threats, invasion, mob, riot, public excitement or other condition, Landlord reserves the right to prevent access to the Building during the continuance of the same, by closing the doors or otherwise, for the safety of all lessees and protection of the Building and property located therein. The foregoing notwithstanding, Landlord shall have no duty to provide security protection for the Building at any time or to monitor access thereto.

14.      The halls, passages, exits, entrances, parking areas, elevators, stairways, toilets and roof are not the use of the general public and the Landlord shall in all cases retain the right to control the same and prevent access thereto by all persons whose presence in the judgement of the Landlord shall be prejudicial to the safety, character, reputation and interests of the Project to its Tenants. Landlord reserves the right to exclude or expel from the Building any person who, in the judgement of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of the rules and regulations of the Building.

15.      Tenant shall not park in driveways or loading areas or in visitor spaces or reserved parking spaces of other Tenants. Landlord or it agents shall have the right to cause to be removed any car of Tenant, its employees, agents, contractors, customers and invitees that may be parked in unauthorized areas, and Tenant agrees to save and hold harmless Landlord, its agents and employees from any and all claims, losses, damages and demands, arising or asserted in connection with the removal of any such vehicle and for all expenses (including reasonable attorneys’ fees and costs) incurred by Landlord in connection with such removal.

16.      Tenant agrees that it shall comply with all fire regulations that may be issued from time to time by Landlord or the City of Phoenix Fire Department. Tenant shall not waste electricity or water and agrees to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air conditioning equipment. Tenant shall give prompt notice to Landlord, or its designee, of any injury to or defects in plumbing, electrical fixtures, heating apparatus and/or air conditioning equipment so that the same may be attended to properly.

17.      The building has been designated a “non-smoking” building. Employees with a private office may smoke or permit smoking within those areas if other employees, neighboring tenants or members of the public are not affected. Smoking is strictly prohibited in conference and meeting rooms, classrooms, restrooms, waiting areas, hallways, stairways and elevators. Any individual who refuses to refrain from smoking in an enclosed public area may be issued a citation by the Phoenix Police Department and assessed a fine of up to $100.

18.      Landlord reserves the right to rescind, alter, waive, modify, add to, and amend any rule or regulation at any time prescribed for the Building when, in Landlord’s judgement, it is necessary, desirable or proper for the best interest of the Building or one or more of its Tenants.

19.      If Tenant requires telegraphic, telephonic, burglar alarm or similar services, it shall first obtain and comply with, Landlord’s instructions for their installation.

20.      No equipment, materials, furniture, packages, supplies, merchandise or other property will be received in the Building or carried in the passenger elevators. The service level loading dock and freight elevator shall be used for those purposes.

21.      Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.

22.      Tenant shall store all its trash and garbage within its Leased Premises. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord.

23.      By executing a copy of these Building Rules and Regulations, Tenant acknowledges and agrees that it has read and understands these Building Rules and Regulations and will fully comply with all of the terms and provisions contained herein.

EXHIBIT “E”

EARLY ACCESS INDEMNITY AGREEMENT

This Access Agreement (the “Agreement”) is made and executed this      day of October, 1998, by and between DMB PROPERTY VENTURES L.P., a Delaware limited partnership (“Grantor”), and Mesa Air Group, Inc., a Nevada corporation (“Grantee”).

R E C I T A L S:

A.        Grantor owns a certain building known as Three Gateway, 410 North 441h Street, Phoenix, Arizona (the “Building”).

B.        Grantor intends to lease space (the “Premises”) in the Building to Grantee pursuant to a lease agreement between the parties (the “Lease”).

C.        Grantee wishes access to the Premises at least fourteen (14) days prior to the commencement of the term of the Lease in order to install Grantee’s equipment, furnishings and trade fixtures, and Grantor is willing to allow Grantee early access to the Premises for such purpose, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor and Grantee hereby agree as follows:

1.        Grant of Access. Grantor hereby grants to Grantee and its employees, agents, representatives, contractors, subcontractors, and invitees (the “Grantee’s Related Parties”) a right of access to and entry upon the Premises prior to the Commencement Date, solely for the purpose of installing Grantee’s equipment, furnishings and trade fixtures (the “Work”) and moving into and operating in the Premises or portions thereof, subject to the terms and conditions set forth below and in the Lease.

2.        Obligations of Grantee. Grantee shall conduct the Work in a first-class workmanlike manner in accordance with all applicable laws, ordinances, rules and any other requirements of state, county or municipal authorities. Grantee shall not create, or cause to be created, any safety or other hazard or nuisance in the Premises, in the Building or in any common area associated with the Building.

3.        Restoration Obligations. Subject to the terms of the Lease, Grantor may retain all or any portion of the improvements constructed in the Premises and Grantee shall forfeit all rights thereto without further action by Grantee; and subject to the terms of the Lease, to the extent that Grantor decides not to retain such improvements, Grantee shall promptly restore the Premises to its condition immediately prior to this Agreement.

4.        Indemnification. Grantee shall indemnify and hold Grantor and its employees, agents, representatives, contractors, subcontractors, and invitees (the “Grantor’s Related Parties”) harmless for, from and against any and all damages, injuries, liabilities, losses, obligations, fines, costs, expenses, fees (including without limitation reasonable attorneys’ fees), and any and all other sums of whatever nature and type resulting from any claims, mechanics’ or materialmen’s liens, encumbrances, demands, liens, assertions, charges, actions, suits or proceedings based upon, or arising out of the Work, except to the extent caused by the negligence or willful misconduct of Grantor or any of Grantor’s Related Parties. The termination of this Agreement shall not affect or cancel the indemnification obligations of Grantee hereunder.

5.        Insurance. Prior to exercising the rights granted hereunder, Grantee shall comply with the insurance requirements set forth in Article 12 of the Lease.

6.        Termination. The rights and obligations hereunder are temporary and shall expire upon the Commencement Date of the Lease.

DMB PROPERTY VENTURES LIMITED PARTNERSHIP, a Delaware limited partnership

By DMB Associates; Inc., an Arizona corporation

By	/s/ James C. Hoselton
James C. Hoselton
	Its	Vice President
“Grantor”

MESA AIR GROUP, INC., a Nevada corporation

By	/s/ Michael J. Lotz
	Its	President & COO
“Grantee”

EXHIBIT “F”

LETTER OF CREDIT

Norwest Bank El Paso, National Association

(Address)

El Paso, TX (Zip)

Date: October (Date), 1998

Beneficiary:	DMB Property Ventures Limited Partnership 410 N. 44th St., Suite 250 Phoenix, AZ 85008

Applicant:	Mesa Air Group, Inc. 410 N. 44th St., Suite 700 Phoenix, AZ 85008

Letter of Credit Agreement

We open irrevocable standby letter of credit number                      in the amount of 5400,000.00 (Four hundred thousand dollars and no cents)

In favor of yourselves

Expires October 31, 2000 at our counters

Available against drafts drawn at sight on Norwest Bank El Paso, National Association, El Paso, Texas bearing the clause “drawn under standby letter of credit number                      of Norwest Bank El Paso, Texas, National Association” accompanied by the following documents:

1.	Beneficiary’s manually signed representation to (applicant’s mane) and Norwest Bank El Paso. National Association. written on beneficiary’s letterhead reading exactly as follows:

“I am an authorized representative of (beneficiary’s name) hereby certify an event of default under that certain lease dated                      between                      and (applicant’s name).”

2.	This original letter of credit.

Letter of credit may be presented at Norwest Bank Phoenix although payment will be made at the counters of Norwest Bank El Paso, National Association.

This credit is subject to the Uniform Customs and practice for Documentary Credits (1993 Revision) International Chamber of Commerce publication No. 500.

Unless otherwise stated, all documents are to be forwarded to us by mail, or hand delivered to our counters. Documents to be directed to: Norwest Bank El Paso, National Association, (Address), El Paso, Texas (Zip Code), Attn: International Product Services Division, Letters of Credit.

We hereby engage with drawers and/or bona fide holders that drafts drawn and negotiated in strict conformity with the terms of this credit will be duly honored upon presentation.

Norwest Bank El Paso, National Association

Authorized Signature	Authorized Signature